PRESS RELEASE

The FCC Grants SkyWay Communications Holding Corp
Authorizaton to Utilize Existing Air to Ground Frequency License.

CLEARWATER, Fla. — (BUSINESS WIRE) — December 23, 2003 — SkyWay Communications Holding Corp. (OTCBB: SWYC — News), and its wholly owned subsidiary, Sky Way Aircraft Inc. announced today that SkyWay Communications Holding Corp. has been granted a Special Temporary Authorization (STA) by the Federal Communications Commission (FCC), to begin testing and operations within the existing frequencies that are reserved for air to ground (ATG) communications. This license will allow SkyWay to upgrade and begin reactivation of the previous purchased AT&T/Claircom network, making it one of only two land-based networks licensed to operate in the ATG frequencies. The other is assigned to Verizon Airphone. Using this network and the FCC license, SkyWay will be able to provide services from an air to ground connection of up to 15Mbps. This robust connection will allow for the transmission of real-time information to and from airborne aircraft at never before attained speeds and/or content volume. It will allow services to include real-time in-flight video surveillance and monitoring, wireless high-speed Internet access, reduced cost telephone service, advanced in-flight entertainment with audio/video on demand (AVOD), Flight Management Avionics Data Link (FMADL) for aircraft maintenance support and archiving of aircraft supporting data. This capacity also allows SkyWay to capture, record and store, in real-time in their monitoring center, Black Box information from an aircraft as an additional service to the airlines, FAA and other government agencies. All features have applications in military, commercial and general aviation environments.

The granting of this license allows Sky Way to begin implementation of Phase One to reactivate the towers required to support their aircraft services contract with Southeast Airlines. The Southeast contract calls for installation of the complete Sky Way Aircraft System on all Southeast aircraft.

According to Brent Kovar, President of SkyWay Communications Holding Corp., “This license is a significant milestone in the development of SkyWay in that it allows us to light-up the tower network and establish the communication link necessary to support the installation of the SkyWay System for Southeast Airlines aircraft”. “With the activation of the current heightened security alert status, this only lends to the many applications that SkyWay can provide which may be applied to increased security procedures throughout the nation’s many transportation networks”.

        In addition to applications for commercial airlines, general aviation and military aircraft, it is SkyWay’s plan to utilize the associated nationwide ground network to provide the foundation and solutions to many of the Homeland Security issues. Some of these solutions may include the transmission and recording services of real-time video surveillance coverage within the aircraft and transporting that data to SkyWay monitoring stations on the ground. Other applications that may be available by utilizing the nationwide ground network would be communications, surveillance and monitoring networks for airports, seaports, dams, nuclear power plants, gas and oil facilities, shipping containers, emergency medical services and a host of other emergency applications.

About Sky Way Aircraft, Inc.

Sky Way Aircraft, Inc. is a Clearwater, Florida based company that is developing a unique ground to air in-flight aircraft communication network that it anticipates will facilitate homeland security and in-flight entertainment. Sky Way Aircraft is focused on bringing to the market a network supporting aircraft-related service including anti-terrorism support, real time in-flight surveillance and monitoring, WIFI access to the Internet, telephone service and enhanced entertainment service for commercial and private aircraft throughout the United States. Based on the final upgrading of a previous airborne telephone and communications network, Sky Way Aircraft intends to provide broadband connectivity between the ground and in-flight aircraft throughout the U.S. using technology that provides a broadband high-speed data transmission. Sky Way Aircraft intends to be the communications solution for commercial and private aircraft owners wanting real time access to on-board security systems, aircraft health and welfare monitoring, avionics operations and for passengers wanting real time high-speed access to the Internet. The network will enable applications that can personalize the in-flight entertainment experience, provide real time access to flight management avionics with long-term data storage and also support for ground monitoring of in-flight surveillance systems that are being designed with the goal of enhancing current airline security standards.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For more information regarding SkyWay Communications Holding Corp. please contact:

Brent Kovar, President (727) 535 8211   OR   www.skywayaircraftsecurity.com